Exhibit 99.1

FOR IMMEDIATE RELEASE

Monster Offers Announces Ten Million Share Repurchase Program

SAN DIEGO, CA, April 3, 2012 – Monster Offers (OTCBB: MONT), a leading Daily Deal analytics provider and aggregator, today its Board of Directors announced an authorized stock repurchase program under which up to ten million (10,000,000) shares of Monster Offers’ common stock will be repurchased by the Company over the next three months. The shares may be purchased from time to time in the open market, in block transactions or otherwise, in accordance with applicable U. S. Securities and Exchange Commission rules.

Monster Offers currently has approximately 64 million shares of common stock outstanding.

MONSTER OFFERS QUOTE

“Today’s announcement demonstrates our confidence in Monster Offers and our commitment to enhancing shareholder value. The stock repurchase authorization indicates our continued confidence in Monster Offers’ market opportunity and long-term strategy.”

- Paul Gain, Monster Offers Chairman and CEO

About Monster Offers:

Monster Offers is a leading Daily Deal analytics provider and aggregator collecting daily deals from multiple sites in local communities across the U.S. and Canada. Focused on providing innovation and utility for Daily Deal consumers and providers, the company collects and publishes thousands of daily deals and allows consumers to organize these deals by geography or product categories, or to personalize the results using keyword search. More information can be found by visiting http://www.monsteroffers.com.

Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The company's actual results could differ materially from those anticipated in the forward-looking statements.

Contacts

For Monster Offers
Public Relations
Brad Rutledge

801-824-6218
brad@rutledgeconsultinggroup.com